Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Stone Energy Corporation for the registration of 5,317,069 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements of Stone Energy Corporation, and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
August 13, 2009